Exhibit 10.5

EDS UNITED KINGDOM

EXECUTIVE DEFERRAL PLAN

(Conformed Copy: 2002 Plan Document

Incorporating Amendment Nos. 1, 2,

3, 4, 5 and 6 thereto)

EDS UNITED KINGDOM EXECUTIVE DEFERRAL PLAN

ARTICLE I

INTRODUCTION

1.1	Creation. Upon the recommendation of the Compensation and Benefits Committee of its Board of Directors, Electronic Data Systems Corporation, a Delaware corporation, hereby adopts the EDS United Kingdom Executive Deferral Plan in its entirety, effective January 1, 2002.

1.2	Purpose. The objective and purpose of the Plan is to attract and retain competent officers, key executives and highly compensated employees by offering flexible compensation opportunities to officers, key executives and highly compensated employees of the Company’s United Kingdom Affiliates and to offer them an opportunity to defer income to be paid at a later date. The Plan is not intended to provide “relevant benefits” within the meaning of section 612 of the United Kingdom Income and Corporation Taxes Act 1988 (“the Act”). The Plan shall not constitute a “qualified plan” subject to the limitations of Section 401(a) of the Code, nor shall it constitute a “funded plan” for purposes of such requirements. The Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions. The following words and phrases shall have the meaning set forth below, unless a different meaning is required by the context in which the word or phrase is used.

(a)	Account shall mean the bookkeeping account to which a Participant’s deferred Compensation is credited, together with any earnings thereon.

(b)	Additional Credits shall mean amounts credited to a Participant’s Account pursuant to Section 4.3, and any earnings thereon.

(c)	Affiliate shall mean (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Section 414(b) of the Code) which includes the Company, and (ii) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Section 414(c) of the Code) of the Company.

(d)	Beneficiary shall mean the person or persons, or a trust created for the benefit of such person or persons, or the Participant’s estate, designated by the Participant in a writing filed with the Committee to receive payment of the Participant’s Account upon the death of the Participant.

(e)	Board shall mean the Board of Directors of the Company.

(f)	Bonus shall mean any portion of an Eligible Employee’s Compensation payable under the EBP (“EBP Bonus”), or designated and payable by the Company or an Employer as a bonus.

(g)	Cash Dividend Equivalent shall mean, with respect to any dividend declared on Common Stock, an amount of cash equal to the per-share value of such dividend (whether payable in cash or property).

(h)	Cause shall mean a Participant has:

(i)	engaged in material misconduct in association with his/her position with the Employer;

(ii)	materially failed to follow and/or violated the Employer’s policies (including without limitation the Employer’s Code of Business Conduct, as amended from time to time), directives or orders applicable to employees holding comparable positions;

(iii)	intentionally destroyed or stolen Employer property or falsified Employer documents;

(iv)	been convicted of a felony or any crime involving moral turpitude;

(v)	without the express, prior written consent of the Employer’s General Counsel, engaged in any of the conduct described in subparagraphs (a) through (d) below, either directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly trade corporation) or in any other capacity for any person, firm, partnership or corporation:

(a)	during the Participant’s employment with the Employer or during the 6-month time period thereafter, the Participant performed duties as or for a direct competitor of the Employer in the geographic region in which the Participant provided services to the Employer during the 6-month period preceding the Participant’s termination (i) which are the same or similar to the duties performed by the Participant at any time during the 12-month period preceding the Participant’s termination; or (ii) which involved the use or disclosure of any confidential information which the Participant received, obtained or acquired during, or as a consequence of, his/her employment with the Employer;

(b)	during the time of the Participant’s employment with the Employer or during the 12-month time period thereafter, the Participant performed duties for any current client or prospective client of the Employer with whom the Participant interacted during the 6-month period preceding his/her termination (i) which are the same or similar to the duties performed by the Participant at any time during the 12-month period preceding the Participant’s termination; or (ii) which involve the use or disclosure of any confidential information which the Participant received, obtained or acquired during, or as a consequence of, his/her employment with the Employer;

(c)	during the time of the Participant’s employment with the Employer or during the 12-month time period thereafter, the Participant was involved in the inducement of or otherwise encouraged the Employer’s employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with the Employer within the 12-month period prior to the Participant’s termination; or

(d)	during the time of the Participant’s employment with the Employer or during the 12-month time period thereafter, the Participant participated voluntarily with or provided assistance or information to any person or entity with regard to (i) negotiations with the Employer involving a contract or services to be rendered by the Employer, regarding such contract or services; or (ii) a potential or existing business or legal dispute with the Employer, including, but not limited to, litigation, except as may be required by law; or

(vi)	during the time of his/her employment or during the 12-month time period thereafter, without the express, prior written consent of a Company officer, engaged in any of the conduct described in subparagraphs (a) and (b) below, either directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation:

(a)	hired, attempted to hire or assisted any other person or entity in hiring or attempting to hire any current employee of the Employer or any person who was an employee of the Employer within the 12-month period prior to the termination of the Participant’s employment; or

(b)	solicited, diverted, or took away, in competition with the Employer, the business or patronage of any current Employer client or any prospective client with whom the Participant had involvement on behalf of the Employer during the 6-month period preceding the Participant’s termination. Notwithstanding the foregoing, this prohibition does not apply to any person or entity who is no longer a client or prospective client at the time of any such solicitation by the Participant.

(i)	Change of Control shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limiting the generality of the foregoing, a Change of Control shall be deemed to have occurred (irrespective of the applicability of the initial clause of this provision) if at any time (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Company or any Affiliate, and (ii) any entity organized, appointed or established by the Company pursuant to the terms of any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person’s attaining such percentage interest; (b) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the whole Board thereafter; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted members of the Board (including for this purpose any new member whose election or nomination for election by the Company’s stockholders was approved by at least two-thirds of the members of the whole Board then still in office who were members of the Board at the beginning of such period) cease for any reason to constitute a majority of the whole Board.

(j)	CIC Event shall mean such term as defined in Section 6.2.

(k)	Code shall mean the United States Internal Revenue Code of 1986, as amended.

(l)	Commissions shall mean that portion of an Eligible Employee’s Compensation designated as, and payable by the Company or an Employer in the form of, a commission.

(m)	Committee shall mean the Compensation and Benefits Committee of the Board, or any successor thereto.

(n)	Common Stock shall mean the common stock, par value $.01 per share, of the Company.

(o)	Company shall mean Electronic Data Systems Corporation, a Delaware corporation.

(p)	Compensation shall mean the total earnings prior to the deduction of income tax through the pay-as-you-earn system and the deduction of national insurance contributions (excluding any benefits in kind, dividend equivalents received or notional payments (within the meaning of sections 203B to 203I of the Act)), as required to be set out on the Inland Revenue form P60, payable to any Employee by an Employer for a Plan Year, disregarding any Deferral Election under the Plan, and increased by amounts not included in income through a salary reduction election made pursuant to a cafeteria plan or to any other plan involving a salary reduction or to an EDS pension scheme. The term “Compensation” shall exclude amounts paid to an Employee under any employee benefit plan (such as a stock plan, stock option plan or phantom plan) and amounts paid to an Employee while receiving payments from the Company or an Employer under a plan intended to provide benefits in the case of a termination from employment, short-term disability, or long-term disability. The term “Compensation” shall also exclude any cash proceeds resulting from the Company’s acquisition of stock and stock options in either Unigraphics Solutions Inc. or Structural Dynamics Research Corporation.

(q)	Current Year Election shall mean an irrevocable Deferral Election made after an individual’s date of hire, promotion, job change, approval for EBP participation or salary increase, which is applicable to deferrable items of Compensation that are payable after such Deferral Election is made, but in the same Plan Year in which such Deferral Election is made. An individual who is eligible to make a Current Year Election pursuant to Section 4.1(b) by reason of promotion, job change, approval for EBP participation or salary increase shall be eligible to make such Current Year Election with respect to base salary and Commissions only, and such Current Year Election shall be made within 30 days after the later of (i) the date of the promotion, job change, approval for EBP participation or salary increase, and (ii) the date the individual is designated as eligible to make the Current Year Election by the Chief Executive Officer of the Company or his designee. An individual who is eligible to make a Current Year Election pursuant to Section 4.1(b) by reason of being newly-hired shall be eligible to make such Current Year Election with respect to all deferrable items of Compensation, and such Current Year Election shall be made within 30 days after the individual’s date of hire.

(r)	Deferral Election shall mean the agreement between the Company or an Employer and an Eligible Employee pursuant to which the Eligible Employee consents to participation and the deferral of Compensation hereunder, and designates the amount of Compensation to be deferred.

(s)	Deferral Election Deadline with respect to Plan Years beginning on January 1, 2002, shall mean November 30, 2001 and with respect to Plan Years beginning on or after January 1, 2003, shall mean September 30 (or, if September 30 falls on a Saturday or Sunday or on a legal holiday, the next business day following September 30) of the preceding Plan Year; provided that the Deferral Election Deadline with respect to base salary and Commissions for a Plan Year shall be December 15 (or if December 15 falls on a Saturday or Sunday or on a legal holiday, the next business day immediately following December 15) of the preceding Plan Year. Notwithstanding the above, however, the following rules shall apply:

(1)	The Deferral Election Deadline for an Employee who becomes a Springing Eligible Employee (as such term is defined in Section 2.1(w)(4)), who is newly hired (and otherwise eligible to defer by reason of Section 2.1(w)(3)) or who becomes a Transitioned Employee (and otherwise eligible to defer by reason of Section 2.1(w)(5)) on or after September 1, but on or before November 30, shall be 30 days after the Employee’s date of hire, promotion, job change, approval for EBP participation, salary increase or becoming a Transitioned Employee; provided, however, that the Deferral Election Deadline with respect to base salary and Commissions for a Plan Year shall be December 15 (or, if December 15 falls on a Saturday or Sunday or on a legal holiday, the next business day immediately following December 15) of the preceding Plan Year.

(2)	The Deferral Election Deadline for an Employee who becomes a Springing Eligible Employee (as such term is defined in Section 2.1(w)(4)), who is newly hired (and otherwise eligible to defer by reason of Section 2.1(w)(3)) or who becomes a Transitioned Employee (and otherwise eligible to defer by reason of Section 2.1(w)(5)) on or after December 1, but on or before December 31, shall be 30 days after the Employee’s date of hire, promotion, job change, approval for EBP participation, salary increase or becoming a Transitioned Employee; provided, however, that any Deferral Election made pursuant to this Section 2.1(s)(2) shall be applicable only with respect to deferrable items of Compensation that are payable after the Deferral Election is made.

(t)	Dividend Equivalent shall mean, with respect to any dividend declared on Common Stock, a number of stock units (including fractional stock units) determined by dividing (i) the product of the per-share dividend multiplied by the number of stock units credited to the Stock Equivalent Portion of a Participant’s Account as of the applicable record date for such dividend by (ii) the Fair Market Value of a share of Common Stock on such record date.

(u)	EBP shall mean the Company’s executive bonus program, as in effect from time to time.

(v)	Eligibility Date means July 1, 2001, and each succeeding July 1 thereafter.

(w)	Eligible Employee shall mean an Employee of an Employer who satisfies the following requirements:

(1)	at the Eligibility Date is an Employee on the United Kingdom payroll of an Employer eligible to participate in the EBP; or

(2)	an Employee on the United Kingdom payroll of an Employer whose Compensation

(A)	as of the Eligibility Date, includes salary payable at a rate equal to or in excess of £133,000 per year, or

(B)	for the 12 month period ended June 30 equaled or exceeded £133,000; or

(3)	An Employee on the United Kingdom payroll of an Employer who is hired after the Eligibility Date, but before December 1, and who otherwise would have been an Eligible Employee under the provisions of subdivisions (1) or (2) above; or

(4)	an Employee on the United Kingdom payroll of an Employer who, by reason of promotion, job change, approval for EBP participation, or salary increase, satisfies the eligibility provisions of subdivisions (1) or (2) above after the Eligibility Date, but before December 1 (“Springing Eligible Employee”); or

(5)	a Transitioned Employee acquired before or after the Eligibility Date, but only if (i) during the 12-month period ending on June 30, the Transitioned Employee received combined compensation from his or her prior employer(s) and an Employer in an amount which would have otherwise classified him or her as an Eligible Employee under subdivision (2)(B) above, and (ii) the Transitioned Employee is so designated as an Eligible Employee by the Chief Executive Officer of the Company or his designee. If a Transitioned Employee becomes an Eligible Employee pursuant to the provisions of this subdivision (5), he or she shall remain an Eligible

Employee for two Plan Years. After such time, the Transitioned Employee shall no longer be an Eligible Employee unless he or she meets the requirements to be an Eligible Employee under the other provisions of this Section 2.1(w) (disregarding this subdivision (5) for such purposes).

For Plan Years commencing on or after January 1, 2003, the £133,000 limit set out in this Section 2.1(w) may be adjusted in such manner as the Committee shall determine. In each Plan Year, such limit shall also be scaled down to an appropriate level (as determined by the Committee) where the Employee in question works part time.

Notwithstanding the foregoing, the following Employees shall not be Eligible Employees:

(1)	any person who is not subject to United Kingdom income taxation on Compensation; and

(2)	any person whose Compensation is subject to a tax equalization arrangement.

Notwithstanding the foregoing, any Employee whom the Committee determines is not a member of a select group of management or a highly compensated employees will not be an Eligible Employee.

(x)	Employee shall mean any person employed as an employee by an Employer and on the payroll of an Employer. If a person’s status as an employee is redetermined retroactively, such redetermination shall not affect participation in the Plan prior to the redetermination.

(y)	Employer shall mean Electronic Data Systems Limited and any other company which, with the consent of the Committee, accepts the obligation of an Employer under the Plan. A list of the Employers which are currently designated as participating in this Plan is attached as Appendix A.

(z)	ERISA shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

(aa)	Fair Market Value of a share of Common Stock shall mean, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sales reported on that date, on the last preceding date on which such a sale was so reported, or (iii) if the Common Stock is not so listed or quoted but is traded in the over-the-counter market, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotations Bureau Incorporated.

(bb)	Fixed-Income Equivalent Portion shall mean that term as defined in Section 4.4(a).

(cc)	IP Award shall mean any RSU, option or other award granted to an Employee under the SIP.

(dd)	Leave of Absence shall mean any Employee’s absence from active employment with an Employer by reason of leave granted in conformity with the Employer’s policy other than a disability leave of absence or a permitted absence.

(ee)	Participant shall mean each Eligible Employee who has properly completed and filed a Deferral Election with the Committee and each Eligible Employee who has been credited with discretionary credits pursuant to Section 4.3(c).

(ff)	Plan shall mean this EDS United Kingdom Executive Deferral Plan, as amended from time to time.

(gg)	Plan Year shall mean the calendar year.

(hh)	Restricted Period shall mean such term as defined in Section 5.2.

(ii)	RSU shall mean a restricted stock unit IP Award.

(jj)	Severe Cause shall mean a Participant has been sentenced to five or more years imprisonment in relation to a fraud committed while a director of, or employed by, an Employer.

(kk)	SIP shall mean the 1996 Incentive Plan of Electronic Data Systems Corporation.

(ll)	Stock Equivalent Portion shall mean that term as defined in Section 4.4(a).

(mm)	Transitioned Employee means an Employee who becomes employed by an Employer by reason of a merger or acquisition transaction. A Transitioned Employee shall be considered to be a Transitioned Employee on the date he or she is first employed by an Employer.

(nn)	Valuation Date shall mean the last business day of each calendar month, or more frequently as authorized by the Committee or its designee.

2.2	Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced in accordance with the laws of the State of Delaware (other than its laws regarding choice of laws) and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal Law. The masculine gender, where appearing in this Plan, shall include the feminine gender, and vice versa. The terms “delivered to the Committee” and “filed with the Committee,” as used in this Plan, shall include, respectively, delivery to and filing with a person or persons designated by the Committee for the disbursement and the receipt of administrative forms. Whenever a Participant is required to make a “filing” of an election or form or required to make a submission in “writing” under this Plan, such “filing” or “writing” requirement may be satisfied by the Participant electronically (but only if the Committee has designated that such requirement may be satisfied electronically). Headings and subheadings in the Plan are for the purpose of reference only and are not to be considered in the construction of this Plan.

ARTICLE III

PARTICIPATION AND VESTING

3.1	Eligibility and Participation. An Eligible Employee who properly completes and files with the Committee a Deferral Election pursuant to which a portion of his Compensation is deferred under the Plan shall become a Participant. A Participant shall remain a Participant until his entire Account under the Plan is extinguished, through distribution or otherwise. An Eligible Employee shall also become a Participant if he or she is credited with discretionary additional credits pursuant to Section 4.3(c).

3.2	Ceasing to be an Eligible Employee. Status as an Eligible Employee will be redetermined from time to time, at least annually. If an individual ceases for any reason to be an Eligible Employee, through termination of employment or otherwise, his Deferral Election shall forthwith terminate, and he shall not again become eligible to make a Deferral Election until he again becomes an Eligible Employee; provided, however, that an Eligible Employee who ceases to be an Eligible Employee by reason of not having the requisite Compensation under Section 2.1(w)(2) shall continue to be an Eligible Employee (and shall continue to be eligible to make a Deferral Election) for the Plan Year immediately following the Eligibility Date on which he or she fails to meet the Compensation requirements of Section 2.1(w)(2).

3.3	Vesting. Except as provided below, a Participant shall at all times be fully vested in and have a nonforfeitable right to amounts credited to his Account.

(a)	Deferred RSUs Subject to Restrictions. Restricted deferred RSUs shall be subject to forfeiture as provided in Section 5.2.

(b)	Early Distribution Penalty. A Participant who receives an early distribution pursuant to Section 5.5 shall incur a forfeiture as provided in such section.

(c)	Forfeiture of Additional Credits for Cause. Notwithstanding a Participant’s eligibility for a distribution from or of his/her Account, the portion of a Participant’s Account attributable to Additional Credits shall be subject to forfeiture at the Committee’s discretion if, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, the Committee finds that Cause exists. Similarly, in the event the Committee, in its discretion, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, concludes, subsequent to the Participant’s receiving a distribution (or distributions) or any portion of Additional Credits from his/her Account (including any Dividend Equivalents received thereon), that the Participant violated the non-compete and/or non-solicitation provisions of Section 2.1(h), the Participant shall be required to reimburse the Employer in an amount equal to such distribution(s).

(d)	Waiver and Release. If a Participant or Beneficiary refuses or fails to execute a binding waiver and release in such form as the Committee may require as a condition of participating in the Plan or receiving a distribution from or of a Participant’s Account, the Committee may, in its discretion, direct that all or any portion of such Account be forfeited.

3.4	Suspension of Participation. Effective for Plan Years commencing on and after January 1, 2006, no Employees shall be eligible to commence participation in the Plan and no Participants shall be eligible to make Deferral Elections under Section 4.1 or to have additional credits under Section 4.3 credited to their Accounts. The Accounts of all Participants shall continue to be credited with the rate of return set forth in Section 4.4 and shall otherwise continue to be maintained in accordance with all the other Plan provisions until completely distributed pursuant to the terms of the Plan.

ARTICLE IV

DEFERRAL ELECTIONS, MATCHING CREDITS

AND ACCOUNTING

4.1	Deferral Elections.

(a)	Elections. Eligible Employees shall be notified of their status as such. Each Eligible Employee shall be provided an opportunity to make Deferral Elections prior to the Deferral Election Deadline.

Deferral Elections for a Plan Year shall be made on forms provided by the Committee. Deferral Elections shall be filed with the Committee no earlier than the date permitted by the Committee and no later than the Deferral Election Deadline. Deferral Elections for a Plan Year shall become irrevocable on the Deferral Election Deadline.

(b)	Current Year Elections. Notwithstanding the foregoing, an individual who meets the requirements to be an Eligible Employee as of his or her date of hire shall be eligible to make a Current Year Election, if his or her date of hire is prior to December 1. In addition, an individual who, by reason of promotion, job change, approval for EBP participation, or salary increase, meets the requirements to be an Eligible Employee, shall be eligible to make a Current Year Election, if (i) such promotion, job change, approval for EBP participation, or salary increase occurs prior to December 1, and (ii) such individual is so designated as eligible to make a Current Year Election by the Chief Executive Officer of the Company or his designee. A Transitioned Employee who is an Eligible Employee solely by reason of Section 2.1(w)(5) shall not be eligible to make a Current Year Election.

(c)	New Elections and Terminations of Elections. A new Deferral Election will be required for each Plan Year. A Participant’s Deferral Election shall automatically terminate on his termination of employment, or, if earlier, the date the Participant commences to receive payments under the Employer’s long-term disability plan.

(d)	Separate Elections; Limitations on Elections. Separate Deferral Elections may be made with respect to Bonuses (other than EBP Bonuses), EBP Bonuses payable in cash, EBP Bonuses payable in Common Stock, RSUs, base salary and Commissions, and separate Deferral Elections shall be made with respect to any amounts of Compensation payable in cash or payable in stock. Deferral Elections with respect to cash amounts and EBP Bonuses payable in Common Stock must be made in whole percentage increments of at least 1% where partial shares or pounds will be rounded down to the next whole pound or share. Any amounts which are not deferred by reason of being rounded down shall be paid to the Participant as Compensation through the usual payroll process. Deferral Elections with respect to RSUs must be made in whole shares.

For any Plan Year, an Eligible Employee may make a Deferral Election with respect to a maximum of:

(i)	50% of salary otherwise payable in the Plan Year,

(ii)	100% of the EBP Bonus otherwise payable in cash during the Plan Year (but excluding amounts payable in installments commencing prior to January 1, 2000),

(iii)	100% of the EBP Bonus otherwise payable in Common Stock during the Plan Year (but excluding amounts payable in installments commencing prior to January 1, 2000),

(iv)	100% of Bonuses (other than EBP Bonuses) otherwise payable in the Plan Year,

(v)	100% of the Participant’s RSUs that would otherwise vest in the next Plan Year under the SIP, but none of any other portion of Compensation relating to an IP Award (and also excluding dividend equivalents payable under the SIP on nonvested RSUs), and

(vi)	100% of the Participant’s Commissions that are earned and would otherwise be payable in the Plan Year, but not in respect of any deal commission paid on contracts signed on or before the Deferral Election Deadline.

(e)	Deferral Limitations for Springing Eligible Employees. Eligible Employees who are Springing Eligible Employees pursuant to Section 2.1(w)(4) may defer base salary, Commissions and EBP Bonuses only, and shall not be eligible to defer Bonuses (other than EBP Bonuses) and Participant RSUs during the Plan Year following the Plan Year in which they became Springing Eligible Employees. In addition, Eligible Employees who are Springing Eligible Employees pursuant to Section 2.1(w)(4) and who attain such status in December of a given Plan Year may defer salary and Commissions only, and shall not be eligible to defer EBP bonuses, Bonuses and RSUs during the Plan Year following the Plan Year in which they become Springing Eligible Employees.

(f)	Withholding on Deferrals. Amounts deferred pursuant to a Participant’s Deferral Election shall be credited to a Participant’s Account as soon as administratively convenient after such amount would otherwise have been paid to the Participant. The amount credited to the Account shall be net of any applicable withholding for taxes. At the discretion of the Company, any amounts required to be withheld for taxes with respect to deferred RSUs may be withheld from the deferred RSUs or from other cash compensation of the Participant or may be satisfied by such other means as the Committee may permit on a case-by-case basis.

(g)	Forfeiture of Deferrals for Directors. In the case of a Participant who is a director of an Employer, all amounts in a Participant’s Account shall be forfeited if the Committee, in its discretion upon consideration of the facts and circumstances and any advice or recommendation of the Employer, finds at any time that the Participant’s office or employment was terminated in connection with Severe Cause.

(h)	Limit on Deferral Elections After Hardship Distribution. Notwithstanding any other provision of this Section 4.1 to the contrary, if a Participant in this Plan would have been eligible to take a hardship distribution from the EDS 401 (K) Plan (had he or she been eligible to participate in such plan), then the Participant must cease to make any deferrals under this Plan for a period that commences with and is equal in length to the period the Participant would have ceased to make elective deferrals under the EDS 401 (K) Plan. For the purposes of this Section 4.1(h), the Committee may delegate its discretion in such manner as it considers appropriate.

(i)	Permitted Deferral Elections for the 2003 Plan Year. Notwithstanding anything in this Section 4.1 or any other provision of this Plan to the contrary, effective for the Plan Year beginning January 1, 2003 only, Deferral Elections shall not be permitted for Bonuses, EBP Bonuses payable in cash, EBP Bonuses payable in Common Stock, RSUs, and any amounts of Compensation payable in cash or Common Stock. Accordingly, for the 2003 Plan Year, separate Deferral Elections may only be made for base salary and Commissions, and such Deferral Elections shall be subject to the maximum amounts set forth in Sections 4.1(d)(i) and (vi), respectively. Effective January 1, 2004, this Section 4.1(i) shall no longer apply.

(j)	In the event that the Stock Equivalent rate of return is eliminated pursuant to Section 4.4(c), then the Managing Director, Global Compensation and Benefits may, in his sole discretion, eliminate one or more of the forms of compensation that are identified under Section 4.1(d) as eligible for a Deferral Election.

4.2	Accounting for Deferred Compensation. The Committee shall maintain an Account in the name of each Participant. The value of each Account shall be adjusted as of each Valuation Date to reflect the deferred Compensation credited thereto, the rate of return credited (or charged) to such Account, and any amounts distributed or withdrawn from such Account since the most recent prior Valuation Date. In the sole discretion of the Committee, one or more sub-Accounts may be established for each Participant to facilitate recordkeeping convenience and accuracy.

Establishment and maintenance of Accounts hereunder shall not be construed as giving any person any interest in assets of the Company or an Affiliate, or a right to payment other than as provided hereunder. An Account shall be maintained until all amounts credited to such Account have been withdrawn, distributed, forfeited, or otherwise extinguished in accordance with the terms and provisions of this Plan.

4.3	Additional Credits.

(a)	Match of Amounts Deferred into Stock. A Participant’s Account shall be credited each Plan Year with an amount (“Match”) based on the amount of Bonus and Matchable Compensation (as defined below) deferred in such Plan Year with respect to which the Participant immediately elects the Stock Equivalent rate of return. The amount of the Match shall equal 25% of the sum of (i) the amount of the Bonus so deferred (up to a maximum deferral of 25% of the pre-deferral Bonus) plus (ii) the amount of deferred Matchable Compensation (up to a maximum deferral of 15% of the pre-deferral amount of Matchable Compensation). “Matchable Compensation” for this purpose shall be Compensation (other than RSUs or Bonuses and other than amounts arising under a plan or agreement providing for payment (as opposed to acceleration) of amounts in the event of a Change of Control). Such Match (net of applicable withholding for taxes) shall be credited to the Participant’s Account as of the last day of the Plan Year, and only if the Participant is an Eligible Employee as defined in Section 2.1(w), but determined as of the last day of the Plan Year instead of as of the Eligibility Date; provided, however, that this last day of the Plan Year requirement shall not apply to any Participant who is not an Eligible Employee as of the last day of the Plan Year solely because (i) his or her Compensation is subject to a tax equalization arrangement, or (ii) as of the last day of the Plan Year, he or she does not meet the income threshold for Eligible employee status set forth in Section 2.1 (w)(2). Effective January 1, 2005, no further Match credits shall be made under this Section 4.3(a) to any Participant’s Account.

(b)	Discretionary Additional Credits. At the discretion of the Committee, which may be exercised on a case-by-case basis, the Stock Equivalent Portion of a Participant’s Account may be credited from time to time with additional credits in the form of any number of deferred stock units.

(i)	Such discretionary additional credits shall be subject to such vesting and other conditions (including but not limited to conditions regarding distributions and treatment of Dividend Equivalents) as the Committee may impose.

(ii)	At the discretion of the Committee, Cash Dividend Equivalents may either be paid in cash with respect to a Participant’s discretionary additional credits at the same time as dividends are paid on Common Stock or credited to the Stock Equivalent Portion of the Participant’s Account. Notwithstanding the foregoing, in the event an extraordinary dividend (whether payable in cash or other property) is declared on Common Stock, the Committee may, in its discretion, provide that the Dividend Equivalent of such extraordinary dividend shall be credited to the Stock Equivalent Portion of each Participant’s Account in lieu of being paid as a Cash Dividend Equivalent.

(iii)	The Committee may, but need not, prohibit a Participant from making changes in distribution options under Section 5.3 or electing In-Service Distributions under Section 5.4 or Early Distributions under Section 5.5 with respect to discretionary additional credits under this Section 4.3(b).

(iv)	At the discretion of the Company, any amounts required to be withheld for taxes (including national insurance) with respect to discretionary additional credits and related Dividend Equivalents may be withheld from the discretionary additional credits or from other cash compensation of the Participant, or may be satisfied by such other means as the Company may permit on a case by case basis.

(v)	Notwithstanding the vesting schedule set forth in those Awards of Additional Credit Under the EDS Executive Deferral Plan granted effective February 10, 2003 by the Committee to certain Participants employed by A.T. Kearney, Inc. (the “Awards”), all unvested deferred stock units granted under such Awards shall completely vest on the closing of the transaction pursuant to which A.T. Kearney, Inc. ceases to be an Affiliate (the “A.T. Kearney Transaction Closing”) for those Award holders who are employed by A.T. Kearney, Inc. at the time of the A.T. Kearney Transaction Closing. Notwithstanding anything to the contrary in the terms of the Awards, such vested deferred stock units shall be distributed on the date of the A.T. Kearney Transaction Closing (or in accordance with the terms of the Plan in the case of those Award holders who elected under the Award to defer the distribution of the vested deferred stock units until after separation from service) provided that if there is a delay in such distribution for administrative or any other reasons, the distribution shall not be delayed beyond the last day permitted under Section 409A for treating a delayed payment as having been made on the date of the A.T. Kearney Transaction Closing or other applicable distribution date specified under the Plan. For purposes of those vested deferred stock units that are distributable as of the date of the A.T. Kearney Transaction Closing pursuant to the foregoing, the Valuation Date shall be the date of the A.T. Kearney Transaction Closing.

(c)	All Match amounts shall only be credited to the Stock Equivalent Portion of a Participant’s Account.

4.4	Rates of Return.

(a)	Alternative Rates of Return. Subject to Section 4.4(b), each Participant may elect either a “Fixed-Income Equivalent” or a “Stock Equivalent” rate of return for all or any portion of his Account (the “Fixed-Income Equivalent Portion” and “Stock Equivalent Portion,” respectively) by filing an appropriate election with the Committee.

(i)	Fixed Income Equivalent. The Fixed-Income Equivalent rate of return shall be the 30-year U.S. Treasury bond yield rate as published in the Wall Street Journal on the first business day of September of the prior Plan Year, plus 50 basis points.

(ii)	Stock Equivalent. Amounts credited to the Stock Equivalent Portion of a Participant’s Account shall be denominated in stock units. The number of stock units shall be the sum of:

(1)	the number of RSUs deferred under the Plan, net of applicable taxes (if any) withheld from the deferred RSUs themselves, plus

(2)	the number (including fractions of an integer) determined by dividing (x) the value of any amount (other than RSUs) credited to the Stock Equivalent Portion of a Participant’s Account, valued at its fair market value (as determined by the Committee) on the date it is so credited, net of any applicable taxes withheld, by (y) the Fair Market Value of a share of Common Stock on such date.

Each stock unit shall have a value equal to one share of Common Stock. The number of stock units deemed credited to the Stock Equivalent Portion of a Participant’s Account shall be subject to such equitable adjustment in the event of a stock dividend, stock split, share combination, spinoff, reorganization, recapitalization, merger or other transaction involving the Company as the Committee determines to be appropriate, subject to the overall limitation on shares available under the Plan. As of the ex-dividend date of any cash dividend declared on Common Stock, the Dividend Equivalent attributable thereto shall automatically be credited to the Stock Equivalent Portion of each Participant’s Account, unless the Participant is to receive Cash Dividend Equivalents with respect to deferred stock units credited to the Participant’s Account as discretionary additional credits under Section 4.3(c), in which case the Cash Dividend Equivalents with respect to such deferred stock units shall be paid to the Participant in cash, subject to applicable withholding.

(b)	Electing and Changing Rates of Return. Deferred RSUs and Additional Credits shall always receive the Stock Equivalent rate of return. At the time a Deferral Election is filed, a Participant shall specify the percentage of other deferred Compensation for the next Plan Year that shall be allocated to the Fixed-Income Equivalent Portion of the Participant’s Account and the percentage thereof that shall be allocated to the Stock Equivalent Portion of the Participant’s Account. A Participant may elect the Stock Equivalent rate of return for future periods with respect to all or any portion of the Fixed-Income Equivalent Portion of his Account, effective as of the first day of the month immediately following the date the election is filed with the Committee. (No change shall be permitted from the Stock Equivalent rate of return to the Fixed-Income Equivalent rate of return.) Notwithstanding the preceding, the Committee may postpone until after such period any transfer which would otherwise be made in a period in which the Participant would be prohibited (by Company policy or otherwise) from acquiring or disposing of equity securities of an Employer. If a Participant fails to specify a rate of return upon filing his Deferral Election, amounts deferred pursuant to such Deferral Election shall be credited with the Stock Equivalent rate of return. The Beneficiary of a Participant who has died shall have the same right as the Participant to elect the rate of return for the respective Account (or portion of an Account).

(c)	Authority to Eliminate Stock Equivalent Rate of Return. The Managing Director, Global Compensation and Benefits may, in his sole discretion, eliminate the Stock Equivalent rate of return provided by this Section 4.4 in the event he determines that it is necessary to eliminate such rate of return in order to maintain the Plan’s grandfathered status under the New York Stock Exchange’s shareholder approval requirements for equity compensation plans (the “NYSE Shareholder Approval Requirements”). In the event that the Stock Equivalent rate of return is eliminated under this Section 4.4(c), any references in this Plan to the Stock Equivalent Portion of a Participant’s Account after the date on which the Stock Equivalent rate of return is eliminated shall, to the extent permitted by the NYSE Shareholder Approval Requirements or a reasonable interpretation thereof, mean the number of stock units credited to the Stock Equivalent Portion of a Participant’s Account on the date of elimination. In such a case, no amounts (including Dividend Equivalents) shall be credited to the Stock Equivalent Portion of a Participant’s Account after the date of elimination. Instead, all deferral amounts, Additional Credits and any dividends declared on shares of Common Stock that are represented by units in the Stock Equivalent Portion of a Participant’s Account shall be credited to the Fixed-Income Equivalent Portion of the Participant’s Account starting on the day after the date the Stock Equivalent rate of return is eliminated.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1	Time and Form of Distribution; Withholding. Simultaneously with making the initial Deferral Election, a Participant shall elect, on a form permitted by and delivered to the Committee, one of the following distribution methods for payment of the vested portion of the Participant’s Account:

(a)	a single lump sum, or

(b)	annual installments over a period, not exceeding ten (10) years, elected by the Participant, with the amount of each annual installment (prior to the last) being the balance of the Participant’s Account subject to this distribution option as of the first business day of the calendar year in which such annual installment is paid divided by the number of installments (including the current installment) remaining to be paid, and with the last installment being the balance of the Participant’s Account subject to distribution.

Unless otherwise elected by a Participant, the lump sum payment or the first installment payment shall be made in January of the calendar year following the calendar year in which the Participant’s employment terminates (or, if earlier, begins to receive payments under the Employer’s long-term disability plan) (“Commencement Date”), and any remaining installment payments shall be made in January of each successive year until payments are completed. The Participant may defer the lump sum payment or the first installment payment past the January of the calendar year following the calendar year in which the Participant’s employment terminates (or past the date the Participant begins to receive payments under the Employer’s long-term disability plan) by so electing on the form on which the Participant makes his or her distribution election. If the Participant fails to elect a distribution option, distribution shall be made in a lump sum on the Commencement Date. Distribution shall be subject to withholding for applicable taxes

(including national insurance). For purposes of the Plan, a termination of employment occurs when the Employee is no longer employed by the Company, an Employer or any member of a “controlled group of corporations” (as such term is defined in Code Section 414(b)) in which the Company is a member. A termination of employment is effective on the date recorded in the terminating employer’s payroll records.

The Committee may change the timing and forms of payment available hereunder. In making any such changes, the Committee shall take into account constructive receipt considerations.

5.2	Restrictions on Distribution of Deferred RSUs. Deferred RSUs and any returns credited thereto shall not be distributed and shall be subject to forfeiture for a period (“Restricted Period”) commencing on the date the deferred RSUs are credited to the Participant’s Account, and ending on the first anniversary of the last day of the Plan Year in which such deferred RSUs are so credited. Thereafter, deferred RSUs shall be fully vested and nonforfeitable. Restricted deferred RSUs shall be forfeited (or if distributed, subject to repayment) if the Committee, in its discretion, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, finds at any time that Cause existed during the Restricted Period. Deferred RSUs (and any returns credited thereto) which would otherwise have been distributed during the Restricted Period shall be distributed as soon as administratively convenient after the end of the Restricted Period.

5.3	Changes in Distribution Options. A Participant may change a previously elected form of distribution, including selecting a later commencement date, by filing an election with the Committee in a form permitted by the Committee; provided, however, that no election shall be effective which extends the date of final distribution beyond the ninth anniversary of the Commencement Date; and provided further, that any change in a Participant’s distribution option will become effective solely with respect to distributions made after more than twelve months have elapsed after the date the election to change the distribution option is filed with the Committee. The form of distribution on a Participant’s termination of employment shall therefore be determined by the most recent distribution option election that meets the foregoing requirement, except as provided in Sections 5.2, 5.5 and 5.6.

5.4	In-Service Distributions. At the time a Participant makes a Deferral Election with respect to any amounts of future Compensation for a particular Plan Year, then, at the time of such Deferral Election, the Participant may also make an irrevocable election to have any of such deferrals made to the Participant’s Account (other than RSUs and Additional Credits) distributed to the Participant (except to any Participant who in the tax year of distribution is a “covered employee” as defined by Code section 162(m)) no sooner than the first administratively practicable day of the third Plan Year following the Plan Year for which the Deferral Election is made. Distribution shall be subject to withholding for applicable taxes.

(a)	Any amounts distributed in accordance with this section shall be in either of the following forms as properly elected by the Participant:

(i)	single lump sum, or

(ii)	annual installments over a period, not exceeding 10 years, elected by the Participant, with the amount of each annual installment (prior to the last) being the balance of the Participant’s Account subject to this distribution option as of the first business day of the calendar year in which such annual installment is paid divided by the number of installments (including the current installment) remaining to be paid, and with the last installment being the balance of the Participant’s Account subject to distribution.

(b)	If any Participant should die or terminate service before the Commencement Date of amounts subject to a Deferral Election made pursuant to this section, then such Deferral Election shall be void and the Deferral Election made in accordance with Section 5.1 shall be controlling.

5.5	Early Distributions. The Committee, at its discretion and upon application of a Participant, may direct distribution, prior to the Commencement Date either during employment or after employment terminates, of such portion of the Participant’s vested Account attributable to deferred Compensation (but not amounts attributable to Additional Credits or, during the applicable Restricted Period, amounts attributable to RSUs) as the Participant may request. The amount distributable shall be 90% of the amount requested by the Participant. The remaining 10% shall be permanently forfeited by the Participant. For the purposes of this Section 5.5, the Committee may delegate its discretion in such manner as it considers appropriate.

5.6	Small Account Balances. If for any reason, at any time after a Participant’s employment terminates, the vested balance of a Participant’s Account (or portion of an Account payable to a single Beneficiary) is less than £10,000, then notwithstanding the foregoing provisions of this Article V or any Participant’s election to the contrary, the Participant’s Account (or such portion) shall be distributed in a single lump sum as soon as practicable following the end of the month in which the Participant’s employment terminates, subject to Section 5.2.

5.7	Form of Payment. The Stock Equivalent Portion of a Participant’s Account shall be distributed in shares of Common Stock (subject to the aggregate limitation on shares available under the Plan). For this purpose, 500,000 shares of Common Stock are reserved for delivery hereunder. Such shares may be treasury shares, or shares acquired on the open market. All other benefits under this Plan shall be paid by negotiable cheque or other cash equivalent from the trust (if any) or other general funds of the Employer.

In the event of any stock dividend, stock split, share combination, spinoff, reorganization, recapitalization, merger or other transaction involving the Company, the number of shares of Common Stock reserved under this Plan shall be adjusted by the Board, in its discretion, as the Board deems appropriate to reflect such transaction.

5.8	Death of a Participant. In the event of the death of a Participant prior to distribution of all amounts otherwise payable to the Participant hereunder, the Participant’s Beneficiary or Beneficiaries shall be entitled to distribution of all vested amounts credited to the Participant’s Account, in the method such amounts would have been paid to the Participant, provided that, if for any reason the distributee of benefits is an estate, the Committee in its sole discretion may pay to the estate in a single lump sum the entire balance of the Account that is distributable to the estate. Each Participant may designate a Beneficiary or Beneficiaries to receive payment of his benefits under this Plan in the event of his death, and may revoke or change such designation, in accordance with such procedures as the Committee shall promulgate. A Participant may revoke his designation of Beneficiary (without the consent of any Beneficiary) and make a new designation of Beneficiary by filing a new form with the Committee. A properly completed and executed change in a designation of Beneficiary shall take effect immediately upon being filed with the Committee during the Participant’s lifetime. If upon a Participant’s death no valid designation of Beneficiary is on file with the Committee, or if a Beneficiary dies before payments are completed and there are no living contingent or successive Beneficiaries, then any remaining payments under this Plan shall be made (1) to the Participant’s surviving spouse, if any, or (2) if there is no surviving spouse, then to the Participant’s estate.

5.9	Postponed Distributions. Notwithstanding the preceding sections of this Article V, the Committee may postpone until after such period any distribution which would otherwise be made in a period in which the Participant would be prohibited (by Company policy or otherwise) from acquiring or disposing of equity securities of an Employer.

5.10	Claims for Benefits. In the event that a Participant or Beneficiary claims to be eligible for benefits, or claims any rights hereunder, the Participant or Beneficiary must complete and submit such claims forms and supporting documentation as shall be required by the Committee, in its sole discretion. The Committee shall decide each claim and give the person making the claim (a “Claimant”) written notice of the disposition of the claim within 90 days after the claim is filed. If the Committee denies a claim, the notice of denial shall be in writing, shall contain the specific reason or reasons for the denial of the claim, shall contain a specific reference to the pertinent Plan provisions upon which the denial is based, shall contain a description of any additional material or information necessary for the claimant to perfect the claim along with an explanation why such material or information is necessary, and shall contain an explanation of these claims review procedures.

Within 60 days after receipt by the Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Committee for a full and fair review of the denial of the claim for benefits. In connection with a Claimant’s appeal of the denial of the benefit, the Claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall deliver to the Claimant a written decision on the claim promptly, but not later than sixty (60) days after the Claimant’s request for review. Such decision shall be written in a manner calculated to be understood by the Claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions upon which the decision is based. The decision of the Committee on appeal shall be final, conclusive and binding on all persons.

5.11	Withholding. A Participant’s Employer or the Company shall have the right to deduct applicable taxes (including national insurance) from amounts deferred pursuant to an Eligible Employee’s Deferral Election and from any amounts payable hereunder to a Participant or Beneficiary and from amounts otherwise subject to any tax, and to withhold an appropriate amount of cash or a number of shares of Common Stock or a combination thereof for payment of taxes or to take such other action as may be necessary in the opinion of the Employer or the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of cash, shares of Common Stock, or other property theretofore owned by the Participant or Beneficiary. Notwithstanding anything in this Section 5.11 or any other provision of this Plan to the contrary, in the event that the Stock Equivalent rate of return is eliminated pursuant to the provisions of Section 4.4(c), then effective on the date of such elimination, shares of Common Stock may not be used to satisfy any withholding obligations except to the extent permitted by the NYSE Shareholder Approval Requirements or a reasonable interpretation thereof.

5.12	Facility of Payment. In the event any distribution is payable under this Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment, the Committee in its sole discretion shall pay such benefits to one or more of the following persons:

(a)	Directly to such minor or other person;

(b)	To the legal guardian or conservator of such minor or other person;

(c)	To the spouse, parent, brother, sister, child or other relative of such minor or other person for the use of such minor or other person; or

(d)	To such other person as the Committee deems appropriate.

The Committee shall not be required to see to the application of any distribution so made to any of such persons, but the receipt therefor shall be a full discharge of the liability of the Plan, the Committee, the Employers, and the trustee (if any) to such minor or other person.

5.13	Waiver and Release. The Committee may condition the payment of some or all benefits hereunder on the Participant’s entering into a binding release and waiver in such form as the Committee shall permit.

ARTICLE VI

PAYMENT LIMITATIONS

6.1	Assignment. No Participant or Beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

6.2	Change of Control. Upon the first event constituting a part of the Change of Control (“CIC Event”):

(a)	the members of the Board serving immediately prior to the CIC Event may, in their sole and absolute discretion, direct the Committee to distribute all amounts credited to the Accounts of Participants in a single lump sum payment to each Participant, net of investment charges, surrender charges, etc., following which the Plan shall terminate;

(b)	no changes shall be made to any provisions of this Plan in effect immediately prior to the CIC Event and no new provisions shall be promulgated; and

(c)	Plan amendments shall be subject to the last sentence of Section 10.1.

ARTICLE VII

FUNDING AND EXPENSES

7.1	Funding. Benefits under this Plan shall be funded solely by the Company and its Affiliates. Benefits hereunder shall constitute an unfunded general obligation of each Participant’s respective Employer. In the event a Participant has been employed by more than one Employer, benefits hereunder shall constitute an unfunded general obligation of the Participant’s most recent Employer. All payments under this Plan shall be deemed made by the Participant’s Employer from general assets available to all unsecured creditors of the Employer in the event of its insolvency. Each Participant has merely the status of a general unsecured creditor of his Employer.

Notwithstanding the foregoing, the Company and the Employers may, but need not create for purposes of this Plan a trust of the type commonly referred to as a “rabbi” trust, which may, but need not, be in substantial conformity to the terms of the model trust published by the Internal Revenue Service in Rev. Proc. 92-64 or any successor thereto. The Employer may transfer assets to the trustee of such trust to hold and to make distributions under this Plan on behalf of the Employers. The assets so held in trust shall remain the general assets of the Employers, which are the grantors under the trust. The rights of Participants and their Beneficiaries under this Plan and the trust shall be exclusively unsecured contractual rights. No Participant or Beneficiary shall have any right, title or interest whatsoever in the trust.

7.2	Creditor Status. A Participant and his Beneficiary or Beneficiaries shall be general creditors of the Participant’s Employer with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to the Participant, in which case the Participant and his Beneficiary or Beneficiaries shall look to the insurance carrier or annuity provider for payment, and not to the Employer or any Affiliate. The Employer or Affiliate’s obligation for such benefit shall be discharged by the purchase and delivery of such annuity or insurance contract.

7.3	Expenses. The expenses of administering the Plan shall be borne by the Employers, provided that, prior to a CIC Event, the Committee may direct that assets of the trust, if any, shall be applied to pay such expenses.

ARTICLE VIII

ADMINISTRATION

8.1	Committee. Except for rights and powers expressly reserved to the Board or the Company, the Plan will be administered by the Committee.

8.2	Committee Powers. The Committee shall have the power and authority in its sole and absolute discretion:

(a)	To construe and interpret the Plan, determine the application of the Plan to situations where such application is unclear or disputable, to resolve all questions arising under the Plan (including questions of fact) and make equitable adjustments for any mistakes or errors made in the administration of the Plan; provided that individual exceptions to the provisions of the Plan shall not be permitted;

(b)	To determine all questions arising in the administration of the Plan, including the power to determine the status of individuals as Eligible Employees, the rights of Participants and their beneficiaries and the amount of their respective benefits and such determination, interpretation or other action shall be final and binding for all purposes and upon all persons;

(c)	To adopt, amend and rescind such rules, regulations and forms as it may deem necessary for the proper and efficient administration of the Plan consistent with its purposes, which rules may permit case-by-case determinations;

(d)	To enforce and administer the Plan in accordance with its terms and the rules, regulations and forms it adopts; to appoint a plan administrator and to delegate to the plan administrator such administrative duties as the Committee shall deem appropriate;

(e)	To take such action and establish such procedures as it deems necessary or appropriate to coordinate deferrals and benefits under this Plan and any other plan;

(f)	To select, monitor and prospectively change the rates of return to be credited under the Plan;

(g)	To take such action and establish such procedures as it deems necessary or appropriate to implement Participant elections and designations of rates of return, and to coordinate the Employers’ actions, if any, taken to reduce or eliminate the Employers’ exposure to market fluctuations;

(h)	To direct the appropriate person to make payments from the Plan;

(i)	To employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

(j)	To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law, and to communicate the terms of the Plan and any material amendments thereto to the Eligible Employees and Participants;

(k)	To delegate such of its powers and authorities (including the power and authority to delegate) to such person or persons, with his, her, its or their consent, as the Committee may appoint; and

(l)	To do all other things the Committee deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.

8.3	Receipt and Release of Necessary Information. In implementing the terms of this Plan, the Committee may, without the consent of or notice to any person, release to or obtain from any other organization or person any information, with respect to any person, which the Committee deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan shall furnish to the Committee such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.4	Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or

Beneficiary receives an underpayment of benefits, the Committee shall direct that immediate payment be made to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

ARTICLE IX

OTHER BENEFIT PLANS OF AN EMPLOYER

9.1	Other Plans. Nothing contained in this Plan shall prevent a Participant prior to his death, or his Beneficiary after his death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of an Employer, or which would otherwise be payable or distributable to the Participant or Beneficiary under any plan or policy of an Employer or otherwise. Nothing in this Plan shall be construed as preventing the Company or any Affiliate from establishing any other or different plans providing for current or deferred compensation for employees. Benefits provided under this Plan shall not constitute pensionable earnings for purposes of determining contributions or benefits under any retirement benefit plan of the Company or any Employer unless specifically provided otherwise in such plan.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

10.1	Amendment and Termination. The Committee may amend or terminate this Plan at any time and in its sole discretion, by (and only by) written resolution. Any such amendment or termination shall be binding on the Employers and all Participants and their Beneficiaries, even though it may be retroactive and applicable to Participants whose employment by the Company or an Employer has terminated. However, no amendment or termination of the Plan shall adversely affect the right of a Participant to payment of a benefit to which the Participant would be entitled (then or thereafter) under the terms of the Plan if the Participant’s employment terminated immediately before the adoption of such amendment or termination of the Plan, unless such amendment or termination of the Plan in the reasonable judgment of the Committee is required to comply with applicable law or to preserve the tax treatment of benefits under this Plan for the Employers or for the Participant, or is consented to by the affected Participant. Following the occurrence of a CIC Event, no amendment of the Plan may be made without the written consent of the Board, except for amendments necessary to comply with applicable law.

10.2	Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan to its Employees.

ARTICLE XI

MISCELLANEOUS

11.1	No Reduction of Employer Rights. Nothing contained in this Plan shall be construed as a contract of employment between the Company or any Affiliate and an employee, or as a right of any person to be continued in the employment of the Company or any Affiliate, or as a limitation of the right of the Company or an Affiliate to discharge any of its employees, with or without cause.

11.2	Compensation for Loss of Employment. Any person who ceases to have the status or relationship of an officer or employee with any Employer or Affiliate of the Company as a result of the termination of his office or employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Account, the Plan or any instrument executed pursuant to it.

11.3	Indemnification. The Company hereby indemnifies each member of the Committee and each employee who is delegated responsibilities under the Plan against any and all liabilities and expenses, including attorney’s fees, actually and reasonably incurred by them in connection with any threatened, pending or completed legal action or judicial or administrative proceeding to which they may be a party, or may be threatened to be made a party, by reason of membership on such Committee or due to a delegation of responsibilities, except with regard to any matters as to which they shall be adjudged in such action or proceeding to be liable for gross negligence or willful misconduct in connection therewith.

11.4	Successors. All obligations of an Employer under this Plan shall be binding on any successor to such Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this      day of             , 2001.

ELECTRONIC DATA SYSTEMS CORPORATION

By:
Michael E. Paolucci, Managing Director of
Global Compensation and Benefits

EDS UNITED KINGDOM EXECUTIVE DEFERRAL PLAN

Appendix A

List of Employers

Electronic Data Systems Limited

A-1

EDS UNITED KINGDOM EXECUTIVE DEFERRAL PLAN

Appendix B

A. T. Kearney Distinctions

A. T. Kearney, Limited (“A. T. Kearney”) is an Employer which is currently designated as participating in the Plan. However, because of different benefits plans and policies, it is not intended that A. T. Kearney employees be provided with identical terms and conditions for participation and deferral under the Plan. Therefore, the distinctions as they apply to eligible employees of A. T. Kearney are set out in this Appendix B.

1.	Eligibility. An Employee of A. T. Kearney shall not become an Eligible Employee in accordance with the provisions of Section 2.1(w), but shall instead become an Eligible Employee only if such Employee meets the eligibility requirements set forth in this Appendix B. An Employee of A. T. Kearney will be an Eligible Employee if, as of the Eligibility Date (as defined in Section 2.1(v) of the Plan), such Employee is on the United Kingdom payroll and (i) is eligible to participate in the EBP, or (ii) has a salary payable at a rate equal to or in excess of £133,000 and is designated as a Consulting Officer, Administrative Officer, Executive Search Officer, Consulting Principal, Administrative Principal, or Executive Search Principal.

For Plan Years commencing on or after January 1, 2003, the limit set out in this Paragraph 1 may be adjusted in such manner as the Committee shall determine. In each Plan Year, such limit shall also be scaled down to an appropriate level (as determined by the Committee) where the Employee in question works part time.

Any Employee of A. T. Kearney who satisfies the requirements set forth in this Appendix B to be an Eligible Employee is referred to in this Appendix B as an “ATK Eligible Employee.”

2.	Definition of Compensation. For any Participant who is an ATK Eligible Employee, the definition of the term “Compensation” in Section 2.1(p) shall not apply. Instead, for any such ATK Eligible Employee, the term “Compensation” shall mean the total salary or wages, plus bonuses (including performance bonuses which are contractually guaranteed, but excluding other bonuses which are paid under contractual terms), paid during a Plan Year to the Participant while he or she is a Participant under this Plan (but not including any amount included in Compensation in a prior Plan Year under this Plan or the A. T. Kearney Profit Sharing Plan), and any amount that would have been paid to the Participant during such Plan Year but for an election under a plan qualifying under Section 125 of the Code shall also be considered as Compensation for all Plan purposes. Notwithstanding the preceding sentence, with respect to all ATK Eligible Employees who are Participants in this Plan and who are not Officers or Executive Search Vice Presidents, a performance bonus that is accrued in a calendar year, but paid to a Participant in the following

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calendar year shall be included in such Participant’s Compensation in the year in which it is accrued, and not in the year in which it is paid. Notwithstanding the foregoing, Compensation for any ATK Eligible Employee who is a Participant in this Plan shall not include (i) any awards under the 1996 Incentive Plan of Electronic Data Systems Corporation (or any predecessor or successor plan), the A. T. Kearney, Inc. Tenure Award Program, or the A. T. Kearney, Inc. Intellectual Capital Recognition Program, or (ii) any reimbursements, expense allowances or fringe benefits (cash or non-cash) provided to the Participant, including but not limited to, moving expenses, expatriate allowances, foreign rent payments, government travel allowances, insurance gross-ups, officer physicals, imputed income on group term life insurance, tax preparation and financial planning services, commissions on sales for the Executive Search consulting group, hardship allowances, cost of living allowances and automobile allowances.

Notwithstanding the foregoing, if A. T. Kearney’s Board of Management shall determine before the end of any Plan Year that a particular special non-recurring amount is being paid to or accrued for such Plan Year for one or more ATK Eligible Employees who are Participants in this Plan, such amount shall not be included in the Compensation of such Participant for purposes of the Plan.

3.	Limit on Deferral Elections After Hardship Distribution. If a Participant who is an ATK Eligible Employee would have been eligible to take a hardship distribution from the A. T. Kearney Profit Sharing and 401(k) Retirement Plan (had he or she been eligible to participate in such plans), then the Participant must, at the Committee’s discretion and on the application of the Participant, cease to make any deferrals under this Plan for a period that commences with and is equal in length to the period the Participant would have ceased to make elective deferrals under the A. T. Kearney Profit Sharing and 401(k) Retirement Plan. For the purposes of this Paragraph 3, the Committee may delegate its discretion in such manner as it considers appropriate.

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